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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE
                              FOR IMMEDIATE RELEASE

            COLLEGIATE PACIFIC INC. DECLARES QUARTERLY CASH DIVIDEND

DALLAS, TEXAS, DECEMBER 9, 2003 - Collegiate Pacific (AMEX: BOO) announced today that its Board of Directors approved and declared a quarterly cash dividend of $0.025 per share on the company's common stock for the second quarter of fiscal 2004, which ends on December 31, 2003. This quarterly cash dividend is payable on January 22, 2004, to all stockholders of record on the close of business on December 31, 2003. This is the sixth consecutive quarterly dividend declared by Collegiate Pacific and will make the total distributions of dividends to common stockholders approximately $600 thousand since the Board of Directors began authorizing the declaration and payment of quarterly cash dividends.

Collegiate Pacific is the nation's fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets. The Company offers more than 3,200 products to 35,000 existing customers.

For additional information contact Mike Blumenfeld at 972 243 8100 or visit the company's web site, http://www.cpacsports.com.

This press release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company's anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management's Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company's website, www.cpacsports.com, under the heading "Investors") may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company's markets, including as a result of terrorist attacks, competition from others, how much the Company may receive from the exercise of outstanding stock options and warrants, if anything, the ability to obtain and retain key executives and employees, as well as whether or not the Company actually consummates its acquisition of Tomark Sports. We disclaim any obligation to update these forward-looking statements.

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